Exhibit 99.03

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call EVENT DATE/TIME: OCTOBER 24, 2013 / 12:00PM GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS

Andrea Prochniak AllianceBernstein - Director, IR

Peter Kraus AllianceBernstein - CEO

John Weisenseel AllianceBernstein - CFO

Jim Gingrich AllianceBernstein - COO

CONFERENCE CALL PARTICIPANTS

Michael Kim Sandler O'Neill - Analyst

Steve Fullerton Citi - Analyst

Matt Kelley Morgan Stanley - Analyst

Cynthia Mayer Bank of America Merrill Lynch - Analyst

Marc Irizarry Goldman Sachs - Analyst

PRESENTATION

Operator

Thank you for standing by and welcome to the AllianceBernstein third quarter 2013 earnings review. At this time, all participants are in a listen-only mode. After the remarks, there will be a question and answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be available for replay for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein - Director, IR

Thank you, Tracy. Hello and welcome to our third quarter 2013 earnings review. This conference call is being webcast and accompanied by a slide presentation that is posted to the investors relations section of our website. Our Chairman and CEO Peter Kraus, our CFO, John Weisenseel, and our COO Jim Gingrich will present our financial results and take questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. So I would like to point out the Safe Harbor language on slide one of our presentation. You can also find our Safe Harbor language in the MD&A of our 2012 form 10-K, and in our third quarter 2013 Form 10-Q which we filed this morning. Under regulation FD, Management may only address questions of a material nature from the investment community in a public forum, so please ask all such questions during this call.

We're also live-tweeting today's earnings call. You can follow us on Twitter using our handle @alliancebernstn. Now I'll turn the call over to Peter.

Peter Kraus - AllianceBernstein - CEO

Thanks, Andrea, and thank you for joining us for our third quarter 2013 earnings call. We're always pleased to be here with you today to share our results and answer any questions you have about them.

So let me get started. I'll begin with a firm wide overview which is on slide three. It was a challenging quarter for us and for the industry. Mixed messages from the Fed about timing for a tapering of bond buybacks and the economic growth outlook, the harrowing lead-up to the government shutdown, and potential debt ceiling debate, and global concerns like unrest in Syria and slowing growth in emerging markets made investors uneasy during the quarter. Market activity slowed, bond fund outflows persisted and we felt the impact in our businesses.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Our third quarter gross sales declined 20% sequentially and 13% versus last year's third quarter. While redemptions were essentially flat, our drop in sales pushed net sales $4.8 billion into negative territory, our first net flow negative quarter since last year's third quarter.

With market appreciation more than $15 billion, we ended third quarter with AUM of $445 billion, up nearly $11 billion from the second quarter but our average AUM of nearly $440 billion was a little lower at quarter end.

Let's move on to slide four. You can see the quarterly trend in asset flows across channels. Our institutions channel demonstrated the greatest flow decline. Gross sales were down $3.2 billion and gross redemptions of $8 billion were up $5 billion from the prior quarter. This caused net flows to swing from positive $4.7 billion to negative $3.5 billion.

This is, as we know, a lumpy business, and we've had a couple of big redemptions during the quarter in passive equities and fixed income. Our third quarter RFP activity however was actually our highest in six quarters and spread across a wide array of our services.

In retail sales, activity slowed as well, but redemption stabilized, so net outflows declined from the prior quarter's $3.2 billion to $600 million. In private client, gross sales $1.8 billion were up $600 million sequentially, and redemptions were down by the same amount, so net outflows improved to $700 million. This was our lowest net outflow quarter for private clients since the first quarter of 2011, and reflects the greater confidence that our clients have today in both our improving equity investment performance and the relevance of our newer offerings.

Let's take a closer look at our businesses starting with institutions, that's on slide five. I mentioned that it was a slower gross sales quarter than we've seen in some time, and redemptions were certainly higher than we would have liked. In looking at the chart in the top left, you can see how far we've come from one year ago. Year-to-date, our gross sales are up $4.8 billion, redemptions are down $24.2 billion and net flows have improved by $29 billion, that's quite a turnaround. Pipeline activity was stronger than the numbers suggest. Fundings and additions were both down significantly for the prior four-quarter average, yet pass-through activity was about average, that's the chart at the bottom left. In other words, we still have a lot of business taking place during the quarter that just never made it into the pipeline.

The chart at the top right shows how balanced our pipeline is today by service and by region. Our mix of business is pretty evenly split between fixed income, a global growth engine for us this year, and equities, alternatives and multi-asset services, where we have seen a significant pickup in activity. You can see from the display at the bottom right how our new pipeline additions have been spread across asset classes.

It's more of a profitable mix of business as well. In growth areas like select US equity, real estate debt and our new factor funds has improved the average fee rate of our pipeline. As a result, while we're about even in dollar terms in AUM with where we were two years ago, our pipeline's average fee rate has more than doubled during that period, so I feel very good about the underlying strength of our institutional business and our long-term prospects from here.

Continued strength in our fixed-income business will be a key driver of our success going forward, and we have two primary reasons to believe that. Despite recent market volatility around Fed tapering, and the budget and debt ceiling theatrics in Washington, the long-term opportunity is very much intact. One, our fixed income platform is very well-positioned for the normalization we expect in interest rates. And two, we keep delivering for our clients with our investment performance.

Let's talk about each of these factors starting with how we're positioned. I'm on slide six now. You can see from the chart at the top left, the impact that uncertainty over tapering has had on treasury yields since May. After peaking at 2.98% in early September, yields have come down since the Fed's surprise decision to delay tapering and the 10-year finished the quarter at 2.64%.

The chart at the top right shows how the spike in yields affected flows to core bond funds. After pouring nearly $134 billion in from January 2012 to May 2013, investors redeemed more than half of that amount, $69 billion, from June to September. Meanwhile, the flows of taxable bond funds beyond the core category, which totaled $245 billion in the lead up to May kept coming in, $6.8 billion in the past four months. The good news in all of this is that most of the portfolios we manage for clients are more dependent on the broad credit markets, meaning sector and security selection, than duration timing. That's clear at the pie at the bottom right of this slide, and history shows that both municipal and taxable credit have a high likelihood of outperforming in a rising rate environment because economies are improving, that's the chart at the bottom left. So we feel well positioned for the gradual rise in interest rates we expect from here.

We've also maintained stellar long-term track records across our fixed-income strategy. Now we're on slide seven. Even as performance of our core US, regional, and global fixed income strategies have been affected by recent market volatility, we've held on to our long-term investment premiums across our services. At quarter end, 89% of our fixed-income assets were in services that outperformed their benchmarks for the 3-year period. For the five-year, it's 87%. I'm pretty proud of our fixed income franchise. We've navigated the recent markets well and have the right balance of offerings to thrive over the long-term.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Now let's turn to equities and investment performances which is on slide eight. Looking at the quarter, year-to-date and one-year periods, the progress we've made in improving our track records is clear. In fact, we have some top performers in the mix. In growth, emerging markets, international discovery, and US large cap growth have outperformed for the one-year period and more importantly, since the current PMs have been if been in place. In value, global and Australian value significantly outperformed for the one year, beating their benchmarks by 1000 basis points. US strategic value is not far behind at 910 basis points over the benchmark. All three rank well into the top quartile for the period.

We can see this trend continuing, since signs point to an early stage deep value recovery, something our portfolios are very well-positioned to exploit. Slide nine lays this out. The chart at the left shows all of the value cycles from 1971 to today. In most cases, periods of outperformance for low price to book and price to earnings stocks well exceed periods of underperformance. In fact, the average period of out-performance was 4.25 years versus 1.75 years of underperformance on average. There have only been two value cycles in the past 30 years where the period of underperformance of low price to book and low P/E stocks outlasted the period of outperformance that preceded it, including the last value cycle, so you can see why one year into this current value cycle we think there's significant opportunity from here. The spread between the highest and lowest price to book global stocks shown at the top right is 8.4 times down from last year's peak, but still 88% above the typical trough of 4.6 times.

Even with markets at or near historical highs, stocks are more attractive today than at prior peaks. That's the chart at the bottom right. Valuations are cheaper. Forward P/E Ratios are 14.2 times today, versus 15 times at the October 2007 peak, 25.5 times in the March 2000 time period. With core inflation lower today than prior peaks, P/E ratios have room to rise from here.

Also, companies are earning more and managing their debt better. Forward earnings per share for the S&P is $115 today, up from $103 and $60 in the two prior peak periods, and the current net debt to equity ratio of 29% compares with 61% and 31% previously. All of these factors bode well for fundamental bottom-up research and stock picking that are hallmarks not only of our value discipline but of our full suite of equity strategies.

Let's move on to retail which is highlighted on slide ten. As I mentioned earlier, sales activity slowed during the quarter, but so did redemptions. That's because we've seen redemptions stabilize in our largest products in the Asia ex-Japan retail fixed-income marketplace, Global High Yield, and American Income. The chart at the top right shows both our overall retail redemption rate by quarter. In last year's second half, when we were enjoying record sales, particularly of global high yield and American income in Asia, our redemption rate was stable in the low 30s.

Now look at this year's second and third quarters. When yields shot up in the second quarter, our combined redemption rate for global high yield and American income spiked by 22 percentage points and their flows turned negative. This pushed up our overall retail redemption rate. The third quarter yields came down, their combined redemption rate dropped by 23 percentage points, and our overall retail redemption rate normalized.

We talked about how Asia is a yield-focused market, and we expect flows to return to high yield, especially as rates begin to rise. Though sales remain well off our prior levels, redemptions have trended down from their June peak for both global high yield and American income.

Yes, these two products are big for us and they've been through a period of remarkable growth, but they're not all we have to offer to our clients. We've spent years investing to innovate retail and to broaden our client offering. It's working. You can see from the chart at the bottom left on this slide that sales of new offerings represent nearly one quarter of our total gross sales year-to-date, nearly double the share they represented for year-to-date 2012. These newer products have not only performed well, they've also resonated with our clients which has led to early success in asset gathering, our select US equity long-only and long-short absolute return focus strategies have together raised more than $5 billion in assets.

Long-short raised more than $360 million in the third quarter alone. Limited-duration high income, a US 40 Act fund, and short-duration high yield, the Lux version, have together raised nearly $1 billion in their first two years.

Even with our recent slowdown, we're having a very good year in retail. So far, gross sales are at a pace with last year's record. More importantly, we're getting better all the time at delivering for our clients with our offerings.

Turning to private client, tailoring our offering to best meet client needs is our driving force here as well. Now I'm on slide 11. I'm very pleased with the stability that's demonstrated during the challenging quarter. As I mentioned earlier, with gross sales up and redemptions down by roughly the same amount, quarterly net outflows fell to a multi-year low.

Exciting things are happening at private client. Our financial advisers are energized on the back of strong equity portfolio returns and new smart, timely, and innovative client offerings. Our fund-of-hedge-funds RIC exemplifies a performance and innovation win-win. As you can see from the chart at the bottom left, in its first year, the RIC beat its benchmark by 4.4 percentage points. Client take-up has been strong from day one, and this offer is becoming a central feature in qualified client portfolios.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

We're having early success with European Opportunities, a fund we just introduced to private clients. European Opportunities is a concentrated value equity portfolio, seeks to exploit the opportunities created by risk aversion and fear of contagion in the European markets today. We launched it quickly in response to client demand for a product designed to exploit the current and specific market dynamic. The take-up has been very strong so far. We're committed to evolving our offering to deliver the best results for our existing clients and appeal to a broader set of clients with services that match their unique and varied investment needs.

I'll finish up with our business highlights with Bernstein Research Services on slide 12. Summer is a typically seasonal slow quarter for us, so revenues were down 7% sequentially, yet year-over-year we're up 6%. Industry-wide, trading volumes in Asia declined 29% from the second quarter's very high level, so year-over-year activity was up 53%. European volumes are looking better year-over-year as well.

The operating environment remains very challenging on the sell side, which makes differentiated research even more important. To capture business and share, you have to prove your research as valuable, and ours clearly stands apart from the crowd. Once again, we received third-party validation of that factor in the quarter. In this year's annual II All-America survey, we held our number seven overall ranking and number six weighted basis ranking. A number of our analysts ranked number one in most cases for multiple years in a row and several of our newer analysts had strong early showings as well.

In Europe, our tenth annual pan-European Strategic Decisions Conference was the best yet. We had record participation, with double-digit increases in client attendance and presentations at company meetings. Everyone is looking for the edge in an emerging recovery in Europe. Our research in that region is the edge. I'm proud of the leading franchise we've built there.

Finally, another new analyst launched coverage in Asia during the quarter in the consumer goods space. This brings our total to 12, up from 8 one year ago. We're well on our way to positioning ourselves as distinctively in this region as we already have in the US and Europe.

To wrap up, we keep making progress on our long-term goals of better investment performance, a balanced global business, relentless innovation for clients, and stronger financials. Slide 13 puts this all together. We've maintained our long-term fixed income outperformance and improved our equity track records. When we complete our WP Stewart acquisition, we'll have strong track records in concentrated growth equity strategies to offer to our clients as well. RFP activity, as I mentioned, is up in several product areas, and year to date, sales growth is strong in many of our regions, more proof we're building a more balanced global business. We keep innovating for clients with new offerings like flexible multi-credit, factor funds, and European Opportunities, and we've kept a tight rein on expenses which has enabled us to increase our margin.

Looking to year-end, it's hard to tell what impact the recent government shutdown and other policy issues will ultimately have on investor confidence and market activity. Last year's record second half was certainly a tough act to follow. Yet, I can tell you that in any environment, we'll keep executing on our long-term strategy to deliver for our clients and stakeholders and best position AB for a future of growth. With that, I'll turn it over to John for the discussion of the quarter financials. John?

John Weisenseel - AllianceBernstein - CFO

Thank you, Peter. My remarks today will focus primarily on our adjusted results. As always, you can find our standard GAAP reporting in this presentation's appendix, our press release and 10-Q.

Let's start with the highlights on slide 15. Third quarter adjusted revenues and expenses were both down sequentially. Versus the third quarter of 2012, revenues were up 1% while expenses decreased 2%. Our adjusted operating margin in the third quarter improved to 22.6% from 22.2% in the second quarter and 20.2% in the third quarter 2012. Adjusted earnings per unit were $0.40 for the quarter versus $0.41 in the second quarter and $0.36 in the prior year quarter.

Now I'll review the quarterly GAAP to adjusted operating metrics reconciliation on slide 16. This quarter, there were two adjustments that account for the difference between GAAP and adjusted operating income. First, we excluded the $2 million of investment gains related to the 90% non-controlling interest in the venture capital fund from net revenues. Second, we adjusted for the $24 million in net non-cash real estate charges recorded in GAAP expenses in the third quarter. Of this total, approximately $10 million was related to new write-offs and $14 million was related to true-ups of real estate charges recorded in previous quarters.

The majority of the $10 million new write-offs were from the further consolidation of office space at our White Plains location, which is in addition to the 510,000 square feet of office space targeted in our global real estate consolidation program launched in the third quarter of last year. This action will result in incremental occupancy savings of approximately $1.5 million per year. We may record additional true-ups during the fourth quarter as we approach the end of assumed marketing periods on floors written off in 2012 and we compare current sublease market conditions to those assumed in the initial write-offs and adjust accordingly. At this juncture, we anticipate cumulative write-offs in the previously announced range of $225 million to $250 million for the real estate consolidation program which targets a sublease of approximately 510,000 square feet of office space.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Now we'll turn to the adjusted income statement on slide 17. Adjusted net revenues of $580 million for the third quarter were down 3% versus second quarter and up 1% versus the third quarter of 2012. Adjusted operating expenses of $449 million were down 3% versus the second quarter and 2% versus the prior year quarter. Adjusted operating income of $131 million for the quarter decreased 2% sequentially, but increased 13% from the prior year quarter. Adjusted earnings per unit were $0.40 and our cash distribution will also be $0.40. Slide 18 provides more detail on our adjusted revenues.

Base fees for the third quarter declined 1% sequentially due to lower retail fees. The 6% increase versus the prior year quarter is due primarily to the increase in retail average AUM. Performance fees decreased sequentially, primarily due to fees realized on one of our equity offerings in the second quarter. We recognize performance fees as revenues at the conclusion of the respective calculation periods when the amounts are known with certainty.

Our third quarter performance fees are typically lower than other quarters of the year since we have only a limited number of investment contracts for which the performance fee calculation period ends in the third quarter. The third quarter of 2012 was an exception. During that period, we completed the liquidation of the Public-Private Investment Partnership, or PPIP fund, we manage and recorded $22 million in net performance fees.

Bernstein Research Services third quarter revenues decreased 7% sequentially due to seasonal trading volume declines, while the 6% increase from the prior year quarter was due to an increase in client activity in Asia and Europe. Investment gains and losses include seed investments, our 10% interest in the venture capital fund, and our brokered-dealer investments. Gains in these investments were down slightly versus the second quarter and down $4 million from the prior year quarter as a result of lower seed investment gains.

We ended the third quarter with $403 million in seed capital investments, down $30 million from the second quarter, primarily as the result of net redemptions in the period. Total adjusted net revenues were down 3% sequentially, but increased 1% versus the third quarter of 2012.

Now let's review our adjusted operating expenses on slide 19, beginning with compensation expense. As you know, we accrue total compensation excluding other employment costs, such as recruitment and training, as a percentage of adjusted net revenues. We accrued compensation at a 50% ratio in the third quarter, in line with the second quarter of this year and down slightly from 50.2% in the third quarter of 2012. Total compensation and benefits decreased 3% sequentially, but increased 1% versus the prior year quarter, in each case in line with the change in adjusted revenues. We ended the third quarter with 3,269 employees.

Now, looking at non-compensation expenses, third quarter promotion and servicing expenses decreased 16% sequentially, primary due to lower marketing costs, T&E, and trade execution. These expenses were at the lower end of the expected ranges due to lower summer activity. Promotion and servicing expenses were flat from the prior year quarter.

Third quarter G&A expenses of $104 million were unchanged from the second quarter. Increased professional fees resulting primarily from legal and accounting fees incurred related to our WP Stewart acquisition were offset by slight decreases in occupancy and technology expenses. G&A declined 11% versus the prior year quarter due primarily to occupancy savings with the remainder due to lower technology expenses. Total adjusted operating expenses were down 3% versus the second quarter and 2% versus the third quarter of 2012.

Now let's move on to slide 20, adjusted operating results. Adjusted operating income for the quarter was $131 million, down 2% sequentially and up 13% year-over-year. The adjusted operating margin of 22.6% increased both sequentially and versus the third quarter of 2012. The sequential increase resulted from a slight improvement in operating leverage. The increase versus the prior year is due to higher revenues paired with lower expenses, adjusted earnings per unit of $0.40 for the third quarter compared with $0.41 in the second quarter and $0.36 in the third quarter of 2012.

The effective tax rate for AllianceBernstein LP for the third quarter was 6.7%, which was lower than expected. During the third quarter, we completed our US tax return filings for 2012, and adjusted our related tax accruals to reflect our actual tax liability. This adjustment reduced the tax rate by approximately 100 basis points for the third quarter.

Finally, I'll discuss two items included in our press release and 10-Q. First, effective July 1, 2013, management of AllianceBernstein LP and AllianceBernstein Holding LP retired all unallocated units in AllianceBernstein LP's consolidated rabbi trust. To retire such units, AllianceBernstein delivered the unallocated holding units held in its consolidated rabbi trust to Holding in exchange for the same amount of AllianceBernstein units. Each entity then retired their respective units. AllianceBernstein and Holding intend to retire additional units as AllianceBernstein purchases Holding units on the open market. Holding will then newly issue Holding units to fund AllianceBernstein's restricted Holding unit awards in exchange for the newly issued AllianceBernstein units.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Second, on October 1, 2013, AXA completed the sale of one of its subsidiaries, MONY Life Insurance Company, to an unaffiliated third party. As a result, we lost approximately $7 billion in MONY fixed income assets during October, which represents most of the approximately $8 billion in total assets we manage for MONY as of September 30, 2013. The loss of these assets will not have a material impact on our revenues as these are low-fee assets. We expect to ultimately lose the remainder of the assets, although the timing is uncertain.

With that, Peter, Jim, and I are pleased to answer your questions.

QUESTION AND ANSWER

 Operator

(Operator Instructions). Your first question is from Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill - Analyst

Good morning. First, it seems like the backdrop for flows remains pretty lackluster across the industry, so fixed income strategies remain out of favor broadly speaking, but at the same time we haven't necessarily seen any meaningful follow-through on the equity side. Just curious, assuming we remain in sort of this holding pattern, where do you see the biggest growth opportunities in the near-term, just looking across your products and distribution channels?

Peter Kraus - AllianceBernstein - CEO

Hi, Michael, thanks for the question. Let me just drop back for a second and say something more on flows because I know it's on the front of your minds. Let me try to give you a little bit more detail.

So number one is, in the institutional world, we know flows are notoriously lumpy and it's very tough to predict when clients in the institutional world are actually going mandate us something and/or terminate us. In this quarter, we had a few large redemptions on the passive side and that had an effect on the redemption numbers in the quarter.

One of the things we're trying to get you to focus on a little bit, though, is not just the AUM, that's important, but also the profitability of the pipeline. And the annualized fee rate on the new businesses we've been adding to the pipeline have been higher. As a result, the estimated annual fee rate on the pipeline is probably double what it was a couple of years ago when the pipeline was reasonably the same level. So that higher annualized fee rate is attractive relative to the historical institutional rate and even relative to our overall rate in the firm.

In retail, you know, we've been pretty clear with you that the record sales of Global High Yield and American Income were big drivers of retail in the last 12 months, and we also know that those flows can be volatile and we certainly saw that in June. Redemptions are down a lot from the peak, but gross sales are off as well which we think is an issue of investor appetite to the point you just made. The bottom line is, is that I think the firm has done an awfully good job growing everywhere else in a much more balanced global business today, but we did in June give back some of what I think was the unusually strong growth in Asia that we had in the prior 12 months, that kind of is the more balanced picture for us in flows.

In specifically answering where we do think flows will be going forward, I do think we're going to continue to see increased momentum in equities as investors re- risk and look at what their opportunities are in Europe. This European Opportunities fund is an interesting barometer on that. Don't forget, for us Select has been a big growth area in the US. I think the US continues to be a strong economy, and if we were lucky enough to have some reasonable budget answer, I think that will create more momentum and growth in the United States and services like select equity and WPS, which we're hopefully going to be able to close this year, is going to give us an opportunity to raise assets there.

Global credit is being more and more interesting even to US investors and we've seen that momentum as well. I think the alternative area will grow with some degree of consistency, and so that would be my answer to, you know, to your what does it look like in the future.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Michael Kim - Sandler O'Neill - Analyst

Okay, that's helpful. Then turning to capital management. You've been pretty active or proactive over the last few years on the product development side, so just wondering how you're thinking about, seed capital needs going forward? Are you at a point when you're maybe starting to recycle some of those investments that are reaching scale, such that there's less of a need for incremental capital and how would you look to deploy that excess capital, assuming that's the case? Thanks.

Peter Kraus - AllianceBernstein - CEO

We have seen the seed capital come down a little this quarter. That reflects exactly what you said, the recirculation of that capital. I think we have been consistent on the issue of buying back units to continue to fund the compensation that we pay people and that isn't going to change. We'll be consistent on that.

I don't think that I would say to you that we would think that peak capital is going to continue to decline. We have plenty of things on the drawing board that we think are important and I think we will be aggressive at continuing to seed them and to grow them. I think if not the seed capital, business is not a huge source of additional liquidity. I think it's more than likely going to be a continued need, and I think there are going to be times when we're going to have more seed capital than we have got today to fund some of the ideas that we have.

John Weisenseel - AllianceBernstein - CFO

Michael, this is John, just to add to Peter's comment. The seed capital is very fluid. For example, in the quarter, we actually had nine redemptions from the seed capital, we had seven new investments, so there's always a lot of activity back and forth. It just so happens in recent quarters it's been declining but we obviously expect it to increase as Peter mentioned going forward.

Michael Kim - Sandler O'Neill - Analyst

Okay. That's helpful. Thanks for taking my questions.

Peter Kraus - AllianceBernstein - CEO

Thanks, Michael.

Operator

Your next question is from Bill Katz from Citi.

Steve Fullerton - Citi - Analyst

This is Steve Fullerton filling in for Bill. My first question in relation to slide eight with the strong equities performance. How has that altered your conversation with clients and would a return to equities for clients be more of a function of macro factors or is it individual performance for companies like the strong performance you're seeing?

Peter Kraus - AllianceBernstein - CEO

I think in the last 12 months, we have evidence of what we have been saying for frankly the last three years in both stock picking and in a resurgence of our style-based strategy. The most obvious were the examples we gave you in value where the outperformance was in some cases 1000 basis points, and in some cases 900, but emerging market growth, which I also mentioned, has had 500, 600 basis points of out-performance in the last twelve months as well.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

So stock picking has become more important as correlations serially decline over time, and these more style-based investing activities are more attractive as funds have flowed out of those areas for three or four years, and the stocks that comprise that kind of investing have become less and less expensive. And that's the reason we talk about the history of value investing so you can see how that trend works.

So when we're talking to clients, there's still a strong interest on the part of investors to own stocks that are stable and have stable earnings, but there's an increasing interest on the part of clients who are recognizing that it's crowded, that it's been a long run, that there's risk in holding that, and that there's increased appetite in looking at other areas of the equity market that have potentially much higher returns because they are undervalued.

Again, European Opportunities is a really good example of that, so is Global Value, so is US Strategic Value, so is Emerging Market Growth. These are all cases where we see significant value opportunities. Emerging market returns in general relative to developed markets have begun to hook up from a multiyear low in the difference of returns in emerging markets versus developed markets. There's another opportunity for people to invest in places that are somewhat less conventional.

Steve Fullerton - Citi - Analyst

Okay, great. Then one thing just to follow-up on the AXA redemption. Which bucket is that going to be coming out of?

Peter Kraus - AllianceBernstein - CEO

That's almost entirely fixed income.

Steve Fullerton - Citi - Analyst

Okay, thank you.

Operator

Your next question comes from the line of Matt Kelley with Morgan Stanley.

Matt Kelley - Morgan Stanley - Analyst

Good morning, guys. Peter, I wanted to ask you a little bit more about alternatives. I know we talked about that recently, but as I look at your kind of breakdown of retail and private client assets in the other bucket as you guys define it versus the institutional and also what's in the US versus non-US, it just seems like -- I would be curious to get your thoughts on where the growth could come within the different channels? Is it going to be equal parts or is retail and private client a much bigger opportunity for you from here?

Peter Kraus - AllianceBernstein - CEO

Good question, Matt. I think that more than likely at the outset, the private client, then retail are likely to be the first movers. Institutional activity will be driven more by longer-term track records and experience that that brings. Having said that, we have been at the alternative business now for close to three-plus years, and we're coming up on those kinds of track records that will interest the institutional buyer, and we have seen evidence of that. So I think that we're going to be lucky in the sense that we're going to be able to source assets from all three of the channels.

I'd be hard pressed to say to you one versus the other is going to be more important. I think the European Opportunities is an interesting example and that's not necessarily an alternative, but it's a service where there is no track record, there's obviously a track record for the manager, but this is completely new in terms of a specific service, and private client was definitely interested, but so was the retail side of the business. And I think we'll see institutional follow that. And that's sort of the trend that I would expect with these kinds of services.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Matt Kelley - Morgan Stanley - Analyst

Okay, that's helpful. And then just a follow-up for me in terms of your Asia Retail Fund flows. I know that investors focus a lot on the two biggest funds you have there, the American Income and Global High Yield, but the performance on the Global High Yield has been strong and the flows more recently have been more resilient, so I would be curious to get your thoughts on bifurcating the two funds and what you're hearing from the distributors for Asia Retail and from the channels themselves.

Peter Kraus - AllianceBernstein - CEO

I think the Asian marketplace is resting, that is the term I would call it. I don't think it's a marketplace that rests for that long, but I think it's resting. We said it, so that the investor appetite is low right now frankly for making any particular move. We haven't seen huge flows into equities in Asia, even in the industry. There is some interest in multi-asset activities and we actually are launching a multi-asset service in Asia. I think that, come the beginning of the year, and some more clarity on tapering, we'll see investor appetite come back and I think that yield is always going to be attractive to them and Global High Yield -- Global High Income is that product.

American Income as a product is more stable. It does have a duration element to it, and that duration element will likely be less attractive in rising rates. But on the other hand it's a stable investment and a core investment, and I don't expect it to be unattractive to investors but I'm not sure it will have the same level of attraction it did in the last two years.

Matt Kelley - Morgan Stanley - Analyst

Thanks very much.

Operator

Your next question is from Cynthia Mayer, Bank of America Merrill Lynch.

Cynthia Mayer - Bank of America Merrill Lynch - Analyst

Hi, good morning, thanks. Let's see. Thanks for the disclosure about the fee rate and the new business being higher in the past. Just to clarify, how is the annualized fee rate of the new business compared to the fee rate of the existing business, and how close are you to closing that gap?

Peter Kraus - AllianceBernstein - CEO

I think we said that the pipeline fee rate exceeds the rate of the whole business.

Cynthia Mayer - Bank of America Merrill Lynch - Analyst

Oh, okay, I'm sorry, I missed that.

Peter Kraus - AllianceBernstein - CEO

That's okay.

Cynthia Mayer - Bank of America Merrill Lynch - Analyst

Okay, great. John, any shift in looking forward in terms of the ratio of the comp to revenues that you guys have been targeting, and also on the G&A you mentioned in real estate, other than that, should we expect any shift in upcoming expenses?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

John Weisenseel - AllianceBernstein - CFO

Sure.

Cynthia Mayer - Bank of America Merrill Lynch - Analyst

Worth calling out.

John Weisenseel - AllianceBernstein - CFO

Sure, Cynthia, it's John. First on the compensation, we have to pay folks to be competitive in the marketplace, and based upon our current level of revenues, we believe that the appropriate compensation ratio that's required to do that is 50%, so that's been accrued at that now for the first three quarters of the year and that's where we currently are at.

As far as the G&A, we've been at $104 million now for a couple of quarters. I would say that, that would be the low end of the range that I would expect going forward. The past couple of quarters, you know, G&A has many different components to it, different expense line items, and what we've seen in this quarter and the past couple of quarters is we'll have a pop in one line item, but then we'll have some offsets in other line items and sometimes these offsets are non-recurring. I think going forward, looking ahead it's reasonable to expect at some point we'll have a pop in a line item and we're not going to have an offset to it. I think going forward, I would be looking at $104 million as the low end of the range.

Cynthia Mayer - Bank of America Merrill Lynch - Analyst

Okay, great. Maybe since my first question was a dud, I can slip in a third which is on WP Stewart, which sort of channel and type of client are you intending that for? I wasn't really clear because they did both high net worth and had some funds. Is that a private client product you expect to roll out or are you going to rollout funds, is that a US-only type of product or do you expect to sell it overseas? Thanks.

Jim Gingrich - AllianceBernstein - COO

Cynthia, I think we actually see WP Stewart having appeal across our range of channels and a range and appeal of a broad range of geographies. They have a 40 Act fund in the US strategy. They have a UCITS product as well that would allow us to sell that overseas. As you mentioned, they have a very strong business in the private client world, but the idea of a concentrated high-alpha strategy that offers very good downside protection, also has a lot of appeal in the institutional world as well. It's a process that has proven itself to be robust over a number of decades now and we think it's got the folks here quite excited about its potential. So we are optimistic about the type of take up we could see across all three businesses around the world.

Cynthia Mayer - Bank of America Merrill Lynch - Analyst

Great, thank you.

 Operator

(Operator Instructions). Your next question comes from Marc Irizarry of Goldman Sachs.

 Marc Irizarry - Goldman Sachs - Analyst

Great, thanks. Peter, can you talk a little bit about your strategy in terms of inorganic growth acquisitions? Maybe you can put the WP Stewart into transaction into context in terms of how you maybe want to grow your equity business over time or just maybe some areas where you see more sort of inorganic opportunities?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

 Peter Kraus - AllianceBernstein - CEO

Sure. Thanks, Marc. I think we've said many times that it would be not impossible, but unlikely we do some large acquisitions because you end up with overlaps and lots of duplication and people issues, change, and just hard to manage that effectively.

What's very appealing in the WP Stewart acquisition as Jim mentioned, a process over decades that has produced sustainable alpha, actually attractive alpha, with a concentrated portfolio consistently applied, and a team that's done that for over 12 years. That's a service that we don't have. We don't have a concentrated service of that type anywhere in the firm, and if a team that also fits comfortably into our culture, thinks about research the way we think about research, thinks about stocks the way we think about stocks, and therefore is not just consistent with the investment process and the investment team, but also is consistent with how we talk to our clients.

So, a firm like that where they have a lot of room to grow, not up against the capacity limits, that fits into the culture, that is not an overlap, that is focused on a long-term part of the market that we think is sustainable, i.e. concentrated investing, that's a very attractive inorganic opportunity, and if we can acquire businesses like that, that have that kind of fit, we will continue do so. It leverages our relationships with our clients, it leverages our research, it leverages our ability to describe our investment processes to our clients, and it leverages our client group's distribution capability around the world. That is a win-win for us.

Now, they're not easy to find. We've done three, when we close WP Stewart, the Kurt Feuerman business, the SunAmerica fund-of-fund business, and now WPS, that's not a lot in the last five years, but I think they're all reasonably consistent kinds of activities.

Marc Irizarry - Goldman Sachs - Analyst

Okay, that's helpful. Obviously, you guys have been able to tighten the reins if you will on some of the controllable expenses and but I'm just curious, where do you think the operating leverage from here on in comes from? Is it from leveraging some of the distribution and regional growth that you've had or is it in finding maybe a few really highly scalable products and watching them scale up, or where do you think the go forward operating leverage really lies right now?

Jim Gingrich - AllianceBernstein - COO

Marc, I think we've said we're pretty happy with where our cost structure is now, so the operating leverage will come from growth. I think that is going to be a combination of growth across the various strategies that we have and are putting in place, whether or not that's in fixed income, whether or not that's in alternatives, equities, and multi assets. The great thing about where we are now positioned as a firm is that we do have that type of balance in terms of the asset classes we're participating in, the types of alpha sources that we are able to produce for our clients, and the distribution footprint as you mentioned that we have in place that is really global in scope. You know, we're seeing that already this year. We've had very strong gross sales increases in the US, in Europe, in Latin America and Japan, and so we're encouraged about what the future can be because we do have so many levers that we can pull going forward.

Peter Kraus - AllianceBernstein - CEO

That frankly has taken three and a half years to build. That doesn't happen overnight.

Marc Irizarry - Goldman Sachs - Analyst

Okay, great, thanks.

Operator

(Operator Instructions).

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

OCTOBER 24, 2013 / 12:00PM GMT, AB - Q3 2013 AllianceBernstein Holding L.P. Earnings Conference Call

Andrea Prochniak - AllianceBernstein - Director, IR

So it sounds like we have no further questions in the queue. I'm around all day for any follow-up you may have with Investor Relations. Thank you for joining the call this morning.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.